For period ending March 31, 2007

File No. 811-7096


Exhibit  77O


FORM 10f-3
Registered Domestic Securities and Government Securities


Fund:	 Investment Grade Municipal Income Fund Inc._________________

Name of Adviser or Sub-Adviser__UBS Global Asset Management__________

1.	Issuer:   University of Puerto Rico University System Revenue
	Bonds

2.	Date of Purchase:  December 1, 2006      3.  Date offering
	commenced: November 29, 2006

4.	Underwriter(s) from whom purchased: Lehman Brothers

5.	Affiliated Underwriter managing or participating in syndicate: UBS

6.	Aggregate principal amount or number of shares purchased:  6,465,000

7.	Aggregate principal amount or total number of shares of offering:
	2564,000,000

8.	Purchase price per unit or share (net of fees and
	expenses):  $108.060

9.	Initial public offering price per unit or share:  $108.060

10.	Commission, spread or profit:  	%	$5.00 per bond__________

11.	Have the following conditions been satisfied?
YES
NO

a.	The securities are part of an issue registered under the
	Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined
	in section 2(a)(16) of the 1940 Act).	 __X___	_______

b.  	The securities were purchased prior to the end of the first
	day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day
	preceding the day on which the offering terminated).
	___X___	_______

c.  	The securities were purchased at a price not more than
	the price paid by each purchaser in the offering.
	___X___	_______

d.  	The underwriting was a firm commitment underwriting.
	___X___	_______

e.	The commission, spread or profit was reasonable and fair
	in relation to that being received by others for
	underwriting similar securities during the same period.
	___X___	_______

f. 	The issuer of the securities and any predecessor has
	been in continuous operation for not less than three years.
	___X___	_______

g. 	The amount of such securities purchased by the Fund and
	all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not
	exceed 25% of the principal amount of the offering.
	___X___	_______

h.	No Affiliated Underwriter was a direct or indirect
	participant in or beneficiary of the sale.
	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Kevin McIntyre			Date:	January 12, 2007